Exhibit 99.1

Banc of California, Inc. Announces Pricing of Subordinated Notes Offering

SANTA ANA, Calif.—(October 27, 2020)—Banc of California, Inc. (the “Company”) (NYSE: BANC), the holding company of Banc of California, N.A., today announced the pricing of its public offering of $85,000,000 aggregate principal amount of its 4.375% Fixed-to-Floating Rate Subordinated Notes due 2030 (the “Notes”). The price to the public for the Notes is 100% of the principal amount of the Notes. The Notes will mature on October 30, 2030. Interest on the Notes initially will accrue at a rate equal to 4.375% per annum from and including October 30, 2020 to, but excluding, October 30, 2025, payable semiannually in arrears. From and including October 30, 2025 to, but excluding, October 30, 2030 or the earlier redemption date, interest will accrue at a floating rate per annum equal to a benchmark rate, which is expected to be Three-Month Term Secured Overnight Financing Rate (SOFR) (as defined in the Notes), plus a spread of 419.5 basis points, payable quarterly in arrears. The Notes are intended to qualify as Tier 2 capital for regulatory purposes.

The offering is expected to close on October 30, 2020, subject to the satisfaction of customary closing conditions.

Keefe, Bruyette & Woods, A Stifel Company, acted as the book-running manager and D.A. Davidson & Co. and Piper Sandler & Co. acted as co-managers for the Notes offering.

The Company intends to use the net proceeds from this offering for general corporate purposes, including, but not limited to, the possible redemption of depositary shares, each representing a 1/40th interest in one share of the Company’s 7.375% Non-Cumulative Perpetual Preferred Stock, Series D, the possible redemption of depositary shares, each representing a 1/40th interest in one share of the Company’s 7.00% Non-Cumulative Perpetual Preferred Stock, Series E, the possible repurchase of shares of the Company’s common stock, par value $0.01 per share, the maintenance of required regulatory capital and to support its future growth.

The offering of the Notes is being made by means of a prospectus supplement and accompanying base prospectus. The Company previously filed with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement (File No. 333-236001) and has filed a preliminary prospectus supplement to the base prospectus contained in the registration statement for the Notes to which this communication relates. The Company will file a final prospectus supplement relating to the Notes. Prospective investors should read the prospectus supplement and base prospectus in the registration statement and other documents the Company has filed or will file with the SEC for more complete information about the Company and the offering.

Copies of these documents, when available, can be obtained for free by visiting EDGAR on the SEC website at www.sec.gov or may be obtained by contacting Keefe, Bruyette & Woods, Inc., toll-free at (800) 966-1559 or by emailing USCapitalMarkets@kbw.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes, nor shall there be any sale of the Notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offering of the Notes is being made only by means of a written prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended. The Notes being offered have not been approved or disapproved by any regulatory authority, nor has any such authority passed upon the accuracy or adequacy of the prospectus supplement or the shelf registration statement or prospectus relating thereto.

About Banc of California, Inc.

Banc of California, Inc. (NYSE: BANC) is a bank holding company with approximately $7.7 billion in assets and one wholly owned banking subsidiary, Banc of California, N.A. (the “Bank”). The Bank has 39 offices including 31 full-service branches located throughout Southern California. Through our dedicated professionals, we provide customized and innovative banking and lending solutions to businesses, entrepreneurs and individuals throughout California. We help to improve the communities where we live and work, by supporting organizations that provide financial literacy and job training, small business support and affordable housing. With a commitment to service and to building enduring relationships, we provide a higher standard of banking. We look forward to helping you achieve your goals.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in the documents filed or furnished by the Company with the SEC. In addition to those, statements about the potential effects of the COVID-19 pandemic on the business, financial results and condition of the Company and its subsidiaries may constitute forward-looking statements. Those forward-looking statements are subject to the risk that the actual effects may differ, possibly materially, from what is reflected due to factors and future developments that are uncertain, unpredictable and in many cases beyond the control of the Company, including, but not limited to, the scope and duration of the pandemic, actions taken by governmental authorities in response to the pandemic, and the direct and indirect impact of the pandemic on the Company and its subsidiaries, their customers and third parties. You should not place undue reliance on forward-looking statements and the Company undertakes no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statements are made.

Investor Relations Inquiries:

Banc of California, Inc.

(855) 361-2262

Jared Wolff, (949) 385-8700

Lynn Hopkins, (949) 265-6599